Exhibit 11
                              BellSouth Corporation
                        Computation of Earnings Per Share
                              (Dollars in Millions)

                                      For the Three Months         For the Six
                                              Ended                Months Ended
                                             June 30,                June 30,
                                          2004      2005          2004      2005

------------------------------------
EARNINGS PER SHARE - BASIC:
------------------------------------

Income From Continuing Operations        $ 939     $ 795       $ 2,089   $ 1,478

Discontinued Operations, net of tax         57        --           506       381
                                         -----     -----       -------   -------
Net Income                               $ 996     $ 795       $ 2,595   $ 1,859
                                         =====     =====       =======   =======

Weighted Average Shares Outstanding      1,832     1,831         1,832     1,831

Earnings Per Common Share From
  Continuing Operations                 $ 0.51    $ 0.43        $ 1.14    $ 0.81

Discontinued Operations                   0.03        --          0.28      0.21
                                        ------    ------        ------    ------
Earnings Per Share                      $ 0.54    $ 0.43        $ 1.42    $ 1.02
                                        ======    ======        ======    ======


------------------------------------
EARNINGS PER SHARE - DILUTED:
------------------------------------

Income From Continuing Operations        $ 939     $ 795       $ 2,089    $1,478

Discontinued Operations, net of tax         57        --           506       381
                                        ------    ------        ------    ------
Net Income                                $996      $795        $2,595    $1,859
                                        ======    ======        ======    ======


Weighted Average Shares Outstanding      1,832     1,831         1,832     1,831

Incremental shares from assumed
  exercise of stock options and
  payment of performance share
  awards                                     4         4             5         4
                                        ------    ------        ------    ------
Diluted Shares Outstanding               1,836     1,835         1,837     1,835
                                        ======    ======        ======    ======


Earnings Per Common Share From
  Continuing Operations                 $ 0.51    $ 0.43        $ 1.14    $ 0.81

Discontinued Operations                   0.03        --          0.28      0.21
                                        ------    ------        ------    ------
Earnings Per Share*                     $ 0.54    $ 0.43        $ 1.41    $ 1.01
                                        ======    ======        ======    ======

*Earnings Per Share does not sum due to rounding.